Exhibit 99.1

ICON Income Fund Ten, LLC
Liquidation Update

This update is intended to give registered representatives and the investors in ICON Income Fund Ten, LLC (“Fund Ten”) a description of Fund Ten’s activities and an outlook for the future.  As a fund manager, ICON Capital Corp. actively and prudently manages Fund Ten’s portfolio to yield the best possible return to investors.  As a public program, Fund Ten has reported to you regularly through quarterly, annual and current reports filed with the Securities and Exchange Commission.  These important disclosure documents provide comprehensive required information; however, it is here that we try to summarize the information contained in those documents to give you a better overview of what is going on in Fund Ten.

As you may already be aware, Fund Ten entered into its liquidation period on May 1, 2010 and distributions will begin to fluctuate monthly based on the proceeds being generated by Fund Ten’s portfolio.  During the liquidation period, distributions that are generated from net loan and rental income and proceeds from equipment sales generally fluctuate as remaining leases and loans come to maturity or equipment coming off lease is sold.  Accordingly, in the future, distributions will no longer be paid at a constant distribution rate on a regularly scheduled basis and, therefore, the amount of distributions will fluctuate as Fund Ten’s portfolio continues to wind down.  In some months the distribution could be larger than the current distribution, in some months the distribution may be smaller, and in some months there may not be any distribution.  We expect the liquidation period to continue for several years as Fund Ten’s portfolio winds down.

Current Portfolio

Fund Ten’s equipment portfolio is comprised of the following material assets.  Details on an asset-by-asset basis are provided below.

$28,660,000 Joint Investment in Two Double Hulled Product Tankers Chartered to AET, Inc. Limited

The Charterer:  AET, Inc. Limited (“AET”) is a leading worldwide petroleum shipping company.  AET employs more than 3,000 highly skilled and dedicated people across the world to operate a young and technically advanced fleet of 69 tankers. The business is managed from regional centers in London, Houston, Kuala Lumpur and Singapore to move crude oil and refined products for the world’s oil companies and trading houses.  (Source: AET website)

The Equipment:  One (1) 95,639 DWT (deadweight tonnage) Aframax product tanker, the M/V Eagle Carina (the “Eagle Carina”), and one (1) 95,634 DWT (deadweight tonnage) Aframax product tanker, the M/V Eagle Corona (the “Eagle Corona”).

Investment:  In December 2008, Fund Ten purchased a 35.70% interest in both the Eagle Carina and the Eagle Corona.  The Eagle Carina was purchased for $39,010,000, which consisted of $12,010,000 in cash and $27,000,000 in non-recourse indebtedness.  The Eagle Corona was purchased for $41,270,000, which consisted of $13,270,000 in cash and $28,000,000 in non-recourse indebtedness.  Fund Ten purchased its interest in the Eagle Carina and the Eagle Corona for approximately $13,926,570 and approximately $14,733,390, respectively.  The Eagle Carina and the Eagle Corona are each subject to bareboat charters with AET that expire on November 14, 2013.

Expected Future Proceeds:  $10,000,000 - $20,000,000

Outlook:  The eighty-four month bareboat charters are scheduled to expire in November 2013 and it is expected that, at that time, Fund Ten will either sell or re-charter the vessels.

$3,868,000 Joint Investment in Promissory Notes Secured by a Pool of Leases for Credit Card Machines

The Borrower:  Northern Leasing Systems, Inc., based in New York City, is an equipment finance company specializing in the origination and servicing of micro-ticket leases for point-of-sale terminals nationwide.

Investment:  In November 2008, Fund Ten purchased a 12.25% interest in four promissory notes at a significant discount and received an assignment of the underlying Master Loan and Security Agreement.  The notes were purchased for the aggregate amount of approximately $31,573,000.  Fund Ten purchased its interest in the notes for approximately $3,868,000.  The notes are secured by an active portfolio of leases for credit card machines located throughout the United States.

Expected Future Proceeds:  $1,900,000

Outlook:  The notes accrue interest at rates ranging from 7.97% to 8.40% per year and are set to mature between October 2010 and August 2011.  Each note requires balloon payments at maturity ranging from approximately $594,000 to $1,255,000.

$13,945,000 Investment in Equipment Leased to Premier Telecom Contracts Limited

The Equipment:  Hospital bedside entertainment and communication terminals.

Investment:  In June 2005, Fund Ten purchased the equipment for approximately $13,945,000 and entered into a lease with Premier Telecom Contracts Limited (“Premier”) that is scheduled to expire on December 31, 2012.

Expected Future Proceeds:  $1,750,000 - $7,500,000

Outlook:  In January 2009, Fund Ten restructured its lease financing with Premier in exchange for control of the parent company of Premier, Pretel Group Limited, until such time as Fund Ten receives its expected return on its investment.  Fund Ten is currently exploring strategic options to maximize the value of Premier.

$70,700,000 Investment in Container Vessels Chartered to ZIM Integrated Shipping Services, Ltd.

The Charterer:  ZIM Integrated Shipping Services Ltd. (“ZIM”) provides shipping, multi-modal and logistics services to ports of call in Europe, the United States, Canada, Central America, South America, Africa and Asia.  ZIM also offers inter-modal land, rail, and air services on routes between the Far East and the Caribbean, as well as the Mediterranean and China.  The company was founded in 1945 and is based in Haifa, Israel with offices in Asia, Australia, the Americas, Europe, Africa, Israel and the Near East.  (Source: Bloomberg Businessweek)

The Equipment:  Two (2) 3,350 TEU (twenty-foot equivalent unit) container vessels, the M/V ZIM Korea (the “ZIM Korea”) and the M/V ZIM Canada (the “ZIM Canada”).

The Investment:  In March 2004, Fund Ten purchased the ZIM Korea and the ZIM Canada for approximately $70,700,000, which consisted of approximately $18,400,000 in cash and approximately $52,300,000 in non-recourse indebtedness.  Simultaneously with the purchase of the ZIM Korea and the ZIM Canada, Fund Ten entered into bareboat charters with ZIM that were each scheduled to expire in June 2009, but were extended through June 30, 2014.

Expected Future Proceeds:  $58,000,000 - $64,000,000

Outlook:  In July 2009, Fund Ten satisfied all of the non-recourse indebtedness obligations with respect to the ZIM Korea and the ZIM Canada.  As a result, all bareboat charter hire payments are being paid directly to Fund Ten.  In October 2009, Fund Ten amended the bareboat charters for the ZIM Korea and the ZIM Canada to restructure each respective charterer’s payment obligations.  The charter for the ZIM Korea was extended until March 31, 2016 and the charter for the ZIM Canada was extended until March 31, 2017.  The restructuring provides the charterers with cash flow flexibility while at the same time attempting to preserve Fund Ten’s economic return on this investment.

$19,722,500 Joint Investment in a Double Hulled Product Tanker Chartered to Teekay Corporation

The Charterer:  Teekay Corporation (“Teekay”) is a publicly traded Bahamian company that provides international crude oil and petroleum product transportation services to oil companies, oil traders and government agencies.

The Equipment:  One (1) 98,507 DWT (deadweight tonnage) Aframax product tanker, the Mayon Spirit (the “Mayon Spirit”).

The Investment:  In July 2007, Fund Ten purchased a 49% in the Mayon Spirit for approximately $40,250,000, which consisted of approximately $15,312,000 in cash and approximately $24,938,000 in non-recourse indebtedness. Fund Ten purchased its interest in the Mayon Spirit for approximately $19,722,500.  Simultaneously with the purchase of the Mayon Spirit, Fund Ten entered into a bareboat charter with Teekay that is scheduled to expire in July 2011.

Expected Future Proceeds:  $5,000,000 - $15,000,000

Outlook:  The forty-eight month bareboat charter is scheduled to expire in July 2011 and it is expected that, at that time, Fund Ten will either sell or re-charter the vessel.

$15,886,000 of Joint Investments in Telecommunications Equipment Leased to Global Crossing Telecommunications, Inc.

The Lessee:  Global Crossing Telecommunications, Inc. (“Global Crossing”) provides telephone, Internet and video conferencing services through its wholly-owned international Voice over Internet Protocol (VoIP) Network. Global Crossing is one of the leading providers of transcontinental and transoceanic communication services.  More than 40% of Fortune 500 Companies utilize Global Crossing’s services including JP Morgan Chase, General Electric, Microsoft and Sony. (Source: Global Crossing website and marketing materials).

The Equipment:  Various innovative telecommunications voice transport systems and high capacity conferencing servers, including equipment manufactured by Juniper Networks and Sonus Networks. The equipment is installed in multiple domestic and international hub locations on Global Crossing’s VoIP Network.

Investment:  Fund Ten owns a 79.31% interest in a joint venture that purchased equipment subject to a 48-month lease with Global Crossing that is set to expire in March 2011.  In September 2006, Fund Ten purchased a 72.34% interest in another joint venture that purchased equipment subject to a 48-month lease with Global Crossing. The lease is set to expire in October 2010.  Further, in December 2007, Fund Ten purchased a 45% interest in a third joint venture that purchased equipment subject to a 48-month lease that is set to expire in December 2010.

Expected Future Proceeds:  $6,690,000 - $7,793,000

Outlook:  The leases are scheduled to expire at various times through March 31, 2011 and it is expected that Global Crossing will purchase the equipment or extend the leases.

$4,000,000 Investment in Equipment Leased to Subsidiaries of MW Universal, Inc.

The Lessees: MW Universal, Inc. and its affiliates (collectively, “MW Universal”) are privately held businesses specializing in metals manufacturing and assembly.  MW Universal owns and operates 11 facilities for metals forgings, castings, stampings and assembling throughout the U.S.

The Equipment:  Machining and metal working equipment, including, but not limited to hydraulic presses, stamping equipment, welders, drop hammers, forgers and other related metalworking and plastic injection molding equipment, which represents each lessee’s entire production capabilities.

The Investment:  In December 2007, Fund Ten purchased equipment subject to leases with MW Texas Die Casting, Inc. and MW Monroe Plastics, Inc. (“Monroe”), each a wholly-owned subsidiary of MW Universal, for $4,000,000.  The leases commenced in January 2008 and were expected to continue for a period of sixty months.  In July 2009, Fund Ten agreed to terminate the lease with Monroe and transfer title to the equipment to Cerion MPI, LLC (“MPI”), an affiliate of Monroe.  In consideration for terminating the lease, MPI transferred equipment of greater fair market value to Fund Ten and in August 2009, Fund Ten entered into a lease with MPI for such equipment for a period of forty-one months.

Expected Future Proceeds:  $3,100,000 - $3,700,000

Outlook: The leases expire in 2013, at which time it is anticipated that MW Universal will exercise its purchase option.

The following chart depicts the net position of Fund Ten’s material assets as of June 1, 2010:

Expected Future Proceeds From Investment

Lessee/Borrower/Charterer	Low	High
AET	$10,000,000	$20,000,000
Northern Leasing	$1,900,000	$1,900,000
Premier	$1,750,000	$7,500,000
ZIM	$58,000,000	$64,000,000
Teekay	$5,000,000	$15,000,000
Global Crossing	$6,690,000	$7,793,000
MW Universal	$3,100,000	$3,700,000

Total Proceeds Expected	$86,440,000	$119,893,000

Approximate No. of Shares Outstanding at May 1, 2010	148,211

Estimated Net Value Per Share	$583.22	$808.93

Conclusion

Fund Ten has performed admirably considering the economic turbulence it has faced since it commenced its offering on June 2, 2003.  Many of Fund Ten’s completed investments have performed quite well, including its investment in the ZIM Italia, which was sold in 2008 for a substantial profit, as well as Fund Ten’s investments in P.W. Supermarkets, Inc. and Anchor Tool & Die Co., to name a few.  However, the recession that commenced in 2007 and the resulting impact on the shipping industry has caused us to moderate our expectations on the shipping assets remaining in Fund Ten.  In addition, Fund Ten’s investment in Premier has not been able to completely navigate through the economic turmoil and it has forced Fund Ten to take control of the business.  At this point, we are uncertain whether Fund Ten will receive its economic return on this investment and we continue to work on a favorable exit from this investment.

As of May 1, 2010, the investors that invested in Fund Ten at its commencement have received cash distributions of $5,809 for every $10,000 invested.  Our hope and expectation is that investors’ total cash return will be in excess of 116% of their original capital invested.  As discussed below, all estimates are subject to uncertainties of the equipment finance marketplace and, therefore, actual results may be higher or lower than estimates of future proceeds contained therein.

As always, we are happy to answer any additional questions that you may have.  Please contact us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Fund Ten nor its Manager accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee,” “The Borrower” or “The Charterer” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

Forward-Looking Information

Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

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